Exhibit 5.1

[LETTERHEAD OF COMCAST CORPORATION]

February 20, 2020

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

Ladies and Gentlemen:

I am Vice President, Senior Deputy General Counsel and Assistant Secretary of Comcast Corporation, a Pennsylvania corporation (the “Company”), and have acted for the Company in connection with the issuance by the Company, pursuant to the Underwriting Agreement dated February 5, 2020 (the “Underwriting Agreement”) among the Company, the Guarantors (as defined below) and the several underwriters named therein (the “Underwriters”), of €800,000,000 aggregate principal amount of its 0.250% Notes due 2027 (the “2027 Euro Notes”), €1,400,000,000 aggregate principal amount of its 0.750% Notes due 2032 (the “2032 Euro Notes”), €800,000,000 aggregate principal amount of its 1.250% Notes due 2040 (the “2040 Euro Notes,” and together with the 2027 Euro Notes and the 2032 Euro Notes, the “Euro Notes”), £600,000,000 aggregate principal amount of its 1.500% Notes due 2029 (the “2029 Sterling Notes”) and £800,000,000 aggregate principal amount of its 1.875% Notes due 2036 (the “2036 Sterling Notes” and together with the 2029 Sterling Notes, the “Sterling Notes”). The Euro Notes and Sterling Notes are herein referred to as the “Notes.” The Notes are to be issued pursuant to the provisions of the Indenture dated as of September 18, 2013, as amended by the First Supplemental Indenture thereto dated as of November 17, 2015, by and among the Company, the guarantors named therein (the “Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”), and guaranteed on an unsecured and unsubordinated basis by the Guarantors.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, I am of the opinion that:

1.    The Indenture has been duly authorized, executed and delivered by the Company.

2.    The Notes have been duly authorized by the Company.

I am a member of the Bar of the Commonwealth of Pennsylvania and the foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

Comcast Corporation	2	February 20, 2020

I hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Company’s registration statement on Form S-3 filed on August 1, 2019, as amended as of the date of the Underwriting Agreement (File No. 333-232941). In addition, I consent to the reference to my name under the caption “Legal Matters” in the prospectus, which is a part of the registration statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Elizabeth Wideman
Elizabeth Wideman